Heritage-Crystal Clean, Inc. Announces 2020 Fourth Quarter and Full Year Financial Results

Fourth Quarter Highlights:

•Oil Business Segment operating margin was a fourth quarter record 9.1% compared to 3.5% from the prior year quarter.
•Net income attributable to common shareholders for the fourth quarter was $5.3 million compared to a net loss of $2.2 million in the fourth quarter of 2019.
•Diluted earnings per share in the fourth quarter were $0.23 compared to a loss of $0.09 per diluted share during the fourth quarter of 2019.
•Fourth quarter EBITDA was a record high $16.4 million compared to $4.1 million a year ago.
•Fourth quarter adjusted EBITDA was a record high $18.9 million compare to $16.7 million in the year earlier quarter.

ELGIN, IL March 1, 2021 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services, used oil re-refining, antifreeze recycling and field services primarily focused on small and mid-sized customers, today announced results for the fourth quarter of fiscal 2020 and for the full fiscal year, which ended January 2, 2021.

Fourth Quarter Review

Total Company revenue for the fourth quarter of 2020 declined 4.9% to $132.0 million compared to $138.8 million for the same quarter of 2019. The Company's fourth quarter of fiscal 2020 was comprised of 79 working days compared to 77 working days in the fiscal fourth quarter of 2019. On a sales-per-working day basis, revenue decreased approximately 7.3% compared to the prior year quarter. Lower revenue was primarily the result of the negative impact of the COVID-19 pandemic and related shelter-in-place orders.

Operating margin increased to 19.8% from 18.6% in the fourth quarter of 2020 mainly due to lower field services related disposal costs, workers compensation, and fleet repair costs, partially offset by lower revenues and higher catalyst cost compared to the year-ago quarter. Our SG&A expense as a percentage of revenue increased slightly to 12.3% from 12.1% of revenue in the fourth quarter of 2020 mainly due to lower revenue and higher software licensing fees, partially offset by lower share-based compensation and travel expense.

Net income attributable to common shareholders was $5.3 million, or $0.23 per diluted share, for the fourth quarter of 2020. This compares to a net loss attributable to common shareholders of $2.2 million, or $0.09 per diluted share, in the year earlier quarter which included an $11.0 million pretax charge relating to class action litigation pertaining to fuel surcharges. See our reconciliations of Net income (loss) and Net income (loss) per share below.

Fiscal 2020 Review

In 2020, we generated $406.0 million of revenue compared to prior year revenue of $444.4 million, a decrease of $38.4 million, or 8.7%. The Company's 2020 fiscal year was comprised of 256 working days compared to 253 working days in fiscal 2019. On a sales-per-working day basis, revenue decreased approximately 9.7% in fiscal 2020 compared to the prior year. The decrease in revenue was primarily driven by the negative impacts of the COVID-19 pandemic and related shelter-in-place orders. Since experiencing a 24.3% revenue decline on a year-

over-year basis during the second quarter, amid the depths of the pandemic, our year-over-year revenue deficit shrank to 16.9% in the third quarter and only 4.9% in the fourth quarter.

Operating margin for 2020 was 15.8% compared to 18.1% operating margin in fiscal 2019. The decrease in margin was mainly attributable to lower revenues along with higher insurance expense and field services related disposal costs, partially offset by lower health and welfare costs and lower worker's compensation expense. SG&A expense for fiscal 2020 was 12.7% of revenue, compared to 12.2% of revenue in fiscal 2019.

Net income attributable to common shareholders for fiscal 2020 was $11.9 million, or $0.51 per diluted share, compared to net income of $8.4 million, or $0.36 per diluted share, for fiscal 2019. 2020 full-year net income was favorably impacted by a $6.5 million reversal of an $11.0 million class action lawsuit charge taken in the fourth quarter of fiscal 2019.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. The Environmental Services segment reported revenue of $90.9 million, a decrease of $6.0 million, or 6.2%, during the quarter compared to the fourth quarter of fiscal 2019. The decrease in revenue was mainly due to the lingering impacts of COVID-19 related volume declines in our field services, parts cleaning, and containerized waste product and service lines, partially offset by favorable pricing in our parts cleaning business. On a sales-per-working day basis, Environmental Services segment revenue decreased approximately 8.5% compared to the prior year quarter.

Our profit before SG&A expense as a percentage of revenue was 24.6% compared to 25.1% in the year ago quarter. The decline in margin was mainly due to lower revenue and higher depreciation expense for trucks, partially offset by lower field services related disposal costs, worker's compensation expense, and health and welfare costs.

During fiscal 2020, Environmental Services segment revenue decreased $12.0 million, or 4.0%, compared to fiscal 2019, while our 2020 profit before SG&A expense as a percentage of revenue was 22.1% compared to 25.0% in fiscal 2019.

President and CEO Brian Recatto commented, "We are pleased that since the middle of the second quarter we have continually improved our year-over-year performance on both a revenue and operating margin basis despite the continued challenges posed by the impact of the COVID-19 pandemic on our business and our customers."

Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the fourth quarter of fiscal 2020, Oil Business revenues decreased 2.0% to $41.1 million compared to the fourth quarter of fiscal 2019. The decrease in revenue was mainly due to lower selling prices of our base oil, partially offset by higher base oil gallons sold during the fourth quarter of 2020 compared to the prior year quarter. On a sales-per-working day basis, our Oil Business segment revenue decreased approximately 4.4% compared to the prior year quarter.

Oil Business segment operating margin improved 5.6 percentage points to 9.1% in the fourth quarter of 2020 compared to 3.5% during the same period of 2019. The increase in margin was mainly due to lower fleet repairs, lower worker's compensation expense, and lower shutdown maintenance, partially offset by higher catalyst costs compared to the year-ago quarter.

Full year 2020 revenue was down $26.5 million compared to fiscal 2019, while operating margin broke even compared to operating margin of 3.3% in fiscal 2019.

Recatto commented, "We are extremely proud of the record high operating margin percentage result achieved during the fourth quarter in our Oil Business Segment. Because of this strong finish to the year, we were able to produce near breakeven operating margin for the full fiscal year 2020 despite the fact that we were forced to idle our re-refinery for most of the month of May due to the negative impacts on the economy from the COVID-19 pandemic."

COVID-19 Update

During the fourth quarter and into the beginning of the first quarter of 2021, we continued executing the Company's pandemic response plan to combat the COVID-19 outbreak-induced downturn in our business and remain focused on ensuring the health and safety of all our employees and their families.

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.
This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: developments in the COVID-19 pandemic and the resulting impact on our business and operations, general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2020. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.
Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized customers in the vehicle maintenance sector as well as manufacturers and other industrial businesses. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection, recycling and product sales, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses. Through our used oil re-refining program during 2020, we recycled approximately 61 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during 2020 we recycled approximately 3.7 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during 2020 we recycled 4 million gallons of used solvent into virgin-quality solvent to be used again by our customers. Through our containerized waste program during 2020 we collected 20 tons of regulated waste which was sent for energy recovery. Through our vacuum services program during 2020 we treated approximately 52 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 89 branches serving approximately 91,000 customer locations.

Conference Call

The Company will host a conference call on Tuesday, March 2, 2021 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate on the call by dialing (833) 968-1975. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 1354827.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

CONTACT
Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	January 2, 2021	December 28, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$67,575	$60,694
Accounts receivable - net	48,479	55,586
Inventory - net	24,978	29,373
Assets held for sale	2,446	—
Other current assets	8,005	7,104
Total current assets	151,483	152,757
Property, plant and equipment - net	153,016	154,911
Right of use assets	78,942	89,525
Equipment at customers - net	23,111	24,232
Software and intangible assets - net	19,576	16,892
Goodwill	35,541	32,997
Total assets	$461,669	$471,314

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,663	$38,058
Current portion of lease liabilities	19,198	20,407
Contract liabilities - net	1,983	2,252
Accrued salaries, wages, and benefits	6,647	6,771
Taxes payable	10,592	6,538
Other current liabilities	4,918	16,418
Total current liabilities	73,001	90,444
Lease liabilities, net of current portion	60,294	68,734
Long-term debt, less current maturities	29,656	29,348
Deferred income taxes	21,218	17,157
Total liabilities	$184,169	$205,683

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at 0.01 par value, 23,340,700 and 23,191,498 shares issued and outstanding at January 2, 2021 and December 28, 2019, respectively	233	232
Additional paid-in capital	201,148	200,583
Retained earnings	76,119	64,182
Total Heritage-Crystal Clean, Inc. stockholders' equity	277,500	264,997
Noncontrolling interest	—	634
Total equity	$277,500	$265,631
Total liabilities and stockholders' equity	$461,669	$471,314

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019

Revenues
Service	$76,212	$78,969	$245,474	$250,491
Product revenues	48,072	52,149	136,178	171,273
Rental income	7,751	7,696	24,299	22,663
Total revenues	$132,035	$138,814	$405,951	$444,427

Operating expenses
Operating costs	$98,980	$108,154	$321,648	$349,603
Selling, general, and administrative expenses	15,026	15,545	47,091	50,224
Depreciation and amortization	8,205	6,072	24,563	18,249
Other expense (income) - net	1,600	11,013	(5,365)	13,490
Operating income (loss)	8,224	(1,970)	18,014	12,861
Interest expense – net	411	240	1,252	869
Income (loss) before income taxes	7,813	(2,210)	16,762	11,992
Provision for (benefit of) income taxes	2,468	(168)	4,825	3,243
Net income (loss)	$5,345	$(2,042)	$11,937	$8,749
Income attributable to noncontrolling interest	—	108	—	386
Income (loss) attributable to Heritage-Crystal Clean, Inc. common stockholders	$5,345	$(2,150)	$11,937	$8,363

Net income (loss) per share: basic	$0.23	$(0.09)	$0.51	$0.36
Net income (loss) per share: diluted	$0.23	$(0.09)	$0.51	$0.36

Number of weighted average shares outstanding: basic	23,305	23,190	23,286	23,160
Number of weighted average shares outstanding: diluted	23,474	23,190	23,453	23,398

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands)(Unaudited)

For the Fourth Quarters Ended,

January 2, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$69,534	$6,678	$—	$76,212
Product revenues	13,634	34,438	—	48,072
Rental income	7,733	18	—	7,751
Total revenues	$90,901	$41,134	$—	$132,035
Operating expenses
Operating costs	64,711	34,269	—	98,980
Operating depreciation and amortization	3,815	3,120	—	6,935
Profit before corporate selling, general, and administrative expenses	$22,375	$3,745		$26,120
Selling, general, and administrative expenses			15,026	15,026
Depreciation and amortization from SG&A			1,270	1,270
Total selling, general, and administrative expenses			$16,296	$16,296
Other expense - net			1,600	1,600
Operating income				8,224
Interest expense - net			411	411
Income before income taxes				$7,813

December 28, 2019
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$75,257	$3,712	$—	$78,969
Product revenues	13,984	38,165	—	52,149
Rental income	7,617	79	—	7,696
Total revenues	$96,858	$41,956	$—	$138,814
Operating expenses
Operating costs	70,016	38,138	—	108,154
Operating depreciation and amortization	2,515	2,349	—	4,864
Profit before corporate selling, general, and administrative expenses	$24,327	$1,469	$—	$25,796
Selling, general, and administrative expenses			15,545	15,545
Depreciation and amortization from SG&A			1,208	1,208
Total selling, general, and administrative expenses			$16,753	$16,753
Other expense - net			11,013	11,013
Operating loss				(1,970)
Interest expense - net			240	240
Loss before income taxes				$(2,210)

For the Fiscal Years Ended,

January 2, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$224,123	$21,351	$—	$245,474
Product revenues	42,253	93,925	—	136,178
Rental income	24,216	83	—	24,299
Total revenues	$290,592	$115,359	$—	$405,951
Operating expenses
Operating costs	215,602	106,046	—	321,648
Operating depreciation and amortization	10,863	9,358	—	20,221
Profit (loss) before corporate selling, general, and administrative expenses	$64,127	$(45)	$—	$64,082
Selling, general, and administrative expenses			47,091	47,091
Depreciation and amortization from SG&A			4,342	4,342
Total selling, general, and administrative expenses			$51,433	$51,433
Other income - net			(5,365)	(5,365)
Operating income				18,014
Interest expense - net			1,252	1,252
Income before income taxes				$16,762

December 28, 2019
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$236,530	$13,961	$—	$250,491
Product revenues	43,605	127,668	—	171,273
Rental income	$22,408	$255	$—	$22,663
Total revenues	$302,543	$141,884	$—	$444,427
Operating expenses
Operating costs	219,040	130,563	—	349,603
Operating depreciation and amortization	7,768	6,656	—	14,424
Profit before corporate selling, general, and administrative expenses	$75,735	$4,665	$—	$80,400
Selling, general, and administrative expenses			50,224	50,224
Depreciation and amortization from SG&A			3,825	3,825
Total selling, general, and administrative expenses			$54,049	$54,049
Other expense - net			13,490	13,490
Operating income				12,861
Interest expense - net			869	869
Income before income taxes				$11,992

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income (loss) Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and Adjusted EBITDA
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

(thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019

Net income (loss)	$5,345	$(2,042)	$11,937	$8,749

Interest expense - net	411	240	1,252	869

Provision for (benefit of) income taxes	2,468	(168)	4,825	3,243

Depreciation and amortization	8,205	6,072	24,563	18,249

EBITDA(a)	$16,429	$4,102	$42,577	$31,110

Impairment charges (b)	1,446	—	1,446	—

Provision (reversal) for loss on class action settlement (c)	—	11,093	(6,502)	11,327

Non-cash compensation (d)	848	1,232	3,197	3,976

Cost and asset write-offs associated with site closures (e)	38	195	199	2,726

Severance costs (f)	131	79	921	825

Adoption of ASC 842 impact and related implementation costs and one-time costs (g)	—	—	—	2,557

Adjusted EBITDA (h)	$18,892	$16,701	$41,838	$52,521

(a)	EBITDA represents net (loss) income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income (loss) prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Impairment charges mainly associated with the intention to sell the Company's facilities in Wilmington Delaware and Fort Pierce Florida.

(c)	Class action settlement and associated legal fees incurred in fiscal year 2019, and amounts reversed in 2020.

(d)	Non-Cash compensation expenses which are recorded in SG&A.

(e)	Cost and asset write-offs mainly associated with the closure of the Company’s facility located in Wilmington, Delaware.

(f)	Cost associated with severance and other employee separations.

(g)	Revenue deferred during the first quarter of 2019 from the adoption of ASC 842 lease accounting standard, and one-time charges related to implementation of the standard.

(h)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income (loss) prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings (loss) and adjusted net earnings (loss) per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings (loss) and adjusted net earnings (loss) per share provide investors and management useful information about the earnings impact from certain non-routine items for the fourth quarter and full year of 2020 compared to the fourth quarter and full year of 2019.

Reconciliation of our Net Earnings (loss) and Net Earnings (loss) Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings (Loss) and Non-GAAP Adjusted Net Earnings (loss) Per Share
(In thousands, except per share data)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019

GAAP net (loss) earnings	$5,345	$(2,150)	$11,937	$8,363

Impairment charges (a)	1,446	—	1,446	—
Tax effect on impairment charges	(194)	—	(367)	—
Class action settlement (reversal) and associated legal fees (b)	—	11,093	(6,502)	11,327
Tax effect on (settlement) reversal and associated legal fees		(2,812)	1,649	(2,867)

Cost and asset write-offs associated with site closures (c)	38	195	199	2,726
Tax effect on cost and asset write-offs associated with site closures	(5)	(49)	(50)	(689)

Severance costs (d)	131	79	921	825
Tax effect on severance costs	(18)	(20)	(234)	(215)

Adoption of ASC 842 lease accounting standard(e)	—	—	—	2,202
Tax effect on adoption of ASC 842	—	—	—	(553)

Implementation cost of 842(f)	—	—	—	355
Tax effect on implementation of ASC 842	—	—	—	(92)

Adjusted net earnings	$6,743	$6,336	$8,999	$21,382

GAAP diluted (loss) earnings per share	$0.23	$(0.09)	$0.51	$0.36

Impairment charges per share	0.06	—	0.06	—
Tax effect on impairment charges	(0.01)	—	(0.02)	—

Class action settlement cost and associated legal fees per share	—	0.47	(0.28)	0.48
Tax effect on class action settlement costs and associated legal fees per share	—	(0.12)	0.07	(0.12)

Cost and asset write-offs associated with site closures per share	—	0.01	0.01	0.12
Tax effect on cost and asset write-offs associated with site closures per share	—	—	—	(0.03)

Severance costs per share	0.01	—	0.04	0.04
Tax effect on severance costs per share	—	—	(0.01)	(0.01)

Adoption of ASC 842 lease accounting standard per share	—	—	—	0.09
Tax effect on adoption of ASC 842 per share	—	—	—	(0.03)

Implementation cost of 842 per share	—	—	—	0.02
Tax effect on implementation of ASC 842 per share	—	—	—	—

Adjusted diluted earnings per share	$0.29	$0.27	$0.38	$0.92

(a) Impairment charges mainly associated with the intention to sell the Company's facilities in Wilmington Delaware and Fort Pierce Florida.
(b) Class action settlement and associated legal fees incurred in fiscal year 2019, and amounts reversed in 2020.

(c) Cost and asset write-offs mainly associated with the closure of the Company’s facility located in Wilmington, Delaware.

(d) Cost associated with severance and other employee separations.

(e) Revenue deferred during the first quarter of 2019 from the adoption of ASC 842 lease accounting standard.

(f) One-time costs associated with the implementation of ASC 842.